                                  CLAWBACK AGREEMENT


     This Clawback Agreement (this "Agreement") is made effective as of February__, 1998 by and among Wedgestone Financial, a Massachusetts business trust, and its successors and assigns (the "Company") and JCS Holdings Corp., PFG Corp., JMS Holdings Co. Inc., RAB Management Corp. and their respective affiliates, which are controlled by John C. Shaw, James J. Pinto, Richard A. Bartlett III and Gerald M. Seslowe, repectively, and Stockwood LLC, a Minnesota limited liability company (collectively, the "Remaining Shareholders").

     WHEREAS, the Remaining Shareholders own 62.1% of the shares of beneficial interest, $1.00 par value, of the Company;

     WHEREAS, the Company is making a tender offer to purchase the issued and outstanding shares of beneficial interest, $1.00 par value (the "Offer"), held by persons or entities other than the Remaining Shareholders (the "Public Shareholders") at the price set forth in the Offer to Purchase, including any amendments thereto (the "Offer Price"); and

     WHEREAS, pursuant to the Offer, the Remaining Shareholders have agreed to share with the Public Shareholders any Excess Proceeds (as defined herein), if any, received in the future as a result of certain change in control transactions as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Remaining Shareholders hereby agree as follows:

     1.   DEFINITIONS.

          a.   "Change of Control" means the occurrence of any of the following:
     (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any successor to the Company to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company or any successor to the Company; or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Remaining Shareholders, acquires a direct or indirect interest in more than 50% of the voting power of the shares of beneficial interest of the Company or any successor to the Company.

          b. Unless otherwise defined herein, all initially capitalized terms herein shall have the same definitions set forth in the Offer to Purchase, including any amendments thereto, filed by the Company with the Securities and Exchange Commission.

     2. AGREEMENT REGARDING PROCEEDS UPON A CHANGE OF CONTROL. In the event a Change of Control occurs at any time within twelve (12) months following the later of the date of consummation of the Offer or the date of consummation of the Merger, the parties agree that if the aggregate amount of proceeds received by the Remaining Shareholders as a result of such Change of Control (the "Proceeds") exceeds the product of the Offer Price multiplied by the 21,885,668 shares currently issued and outstanding (the "Total Purchase Price"), then any positive difference between the Proceeds and the Total Purchase Price (the "Excess Proceeds") shall be distributed by the Company as follows: the Remaining Shareholders shall receive their proportionate share of the Excess Proceeds (i.e. 62.1%, collectively) and the Public Shareholders of record on the date immediately prior to the commencement of the Offer shall receive the remaining amount of the Excess Proceeds (i.e. 37.9%, collectively) in proportion to their ownership interests.

     3. TRANSFER OF RIGHTS. This Agreement shall be binding on any heirs, successors or permitted assigns of the parties.

     4. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     5. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     6. TERM. This Agreement shall terminate twelve (12) months following the later of the date of consummation of the Offer or the date of consummation of the Merger.

     7. APPLICABLE LAW. This Agreement shall be governed by and construed according to the laws of the State of New York.

     8. COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.



                               ************************

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


                                   WEDGESTONE FINANCIAL

                                   By:
                                         ---------------------------------
                                   Name:
                                         ---------------------------------
                                   Its:
                                         ---------------------------------


                                   JCS Holdings Corp.

                                   By:
-----------------------------            ---------------------------------
John C. Shaw                       Name:
                                         ---------------------------------
                                   Its:
                                         ---------------------------------


                                   PFG Corp.

                                   By:
-----------------------------            ---------------------------------
James J. Pinto                     Name:
                                         ---------------------------------
                                   Its:
                                         ---------------------------------


                                   JMS Holdings Co. Inc.

                                   By:
-----------------------------            ---------------------------------
Gerald M.. Seslowe                 Name:
                                         ---------------------------------
                                   Its:
                                         ---------------------------------


                                   RAB Management Corp.

                                   By:
-----------------------------            ---------------------------------
Richard A. Bartlett III            Name:
                                         ---------------------------------
                                   Its:
                                         ---------------------------------


                                   Stockwood LLC

                                   By:
                                        ---------------------------------
                                   Name:
                                         ---------------------------------
                                   Its:
                                         ---------------------------------


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